UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2017

Akorn, Inc.
(Exact name of registrant as specified in charter)

Louisiana	001-32360	72-0717400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1925 W. Field Court, Suite 300, Lake Forest, Illinois	60045
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code):  (847) 279-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On April 24, 2017, Akorn, Inc., a Louisiana corporation (the “Company” or “Akorn”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fresenius Kabi AG, a German stock corporation (“Parent”), Quercus Acquisition, Inc., a Louisiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and, solely for purposes of Article VIII thereof, Fresenius SE & Co. KGaA, a German partnership limited by shares.  The Merger Agreement, which has been adopted by the Board of Directors of the Company (the “Board”), provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each of the Company’s issued and outstanding shares of common stock, no par value per share (the “Shares”) (other than Shares owned by the Company or by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or of Parent (other than Merger Sub) immediately prior to the Effective Time), will be converted into the right to receive $34.00 in cash per Share (the “Merger Consideration”), without interest.

Completion of the Merger is subject to customary closing conditions, including (1) the approval of the Merger Agreement by the affirmative vote of the holders of at least a majority of all outstanding Shares (the “Shareholder Approval”), (2) there being no judgment or law enjoining or otherwise prohibiting the consummation of the Merger and (3) the expiration of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  The obligation of each of the Company and Parent to consummate the Merger is also conditioned on the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement.

The Merger Agreement contains representations and warranties and covenants of the parties customary for a transaction of this nature.  Among other things, Parent has agreed to promptly take all actions necessary to obtain antitrust approval of the Merger, including (i) entering into consent decrees or undertakings with a regulatory authority, (ii) divesting or holding separate any assets or businesses of Parent or the Company, (iii) terminating existing contractual relationships or entering into new contractual relationships, (iv) effecting any other change or restructuring of Parent or the Company and (v) defending through litigation any claim asserted by a regulatory authority that would prevent the closing of the Merger.

Until the earlier of the termination of the Merger Agreement and the Effective Time, the Company has agreed to operate its business in the ordinary course of business in all material respects and has agreed to certain other operating covenants and to not take certain specified actions prior to the consummation of the Merger, as set forth more fully in the Merger Agreement.  The Company has also agreed to convene and hold a meeting of its shareholders for the purpose of obtaining the Shareholder Approval.  In addition, the Merger Agreement requires that, subject to certain exceptions, the Board recommend that the Company’s shareholders approve the Merger Agreement.

In addition, the Company has also agreed not to initiate, solicit or knowingly encourage takeover proposals from third parties.  The Company has also agreed not to provide non-public information to, or, subject to certain exceptions, engage in discussions or negotiations with, third parties regarding alternative acquisition proposals.   Notwithstanding these restrictions, prior to the receipt of the Shareholder Approval, the Company may under certain circumstances provide non-public information to and participate in discussions or negotiations with third parties with respect to unsolicited written alternative acquisition proposals.

Prior to obtaining the Shareholder Approval, the Board may, among other things, change its recommendation that the shareholders approve the Merger Agreement or terminate the Merger Agreement to enter into an agreement providing for a Superior Proposal (as defined in the Merger Agreement), subject to complying with notice and other specified conditions, including giving Parent the opportunity to propose revisions to the terms of the Merger Agreement during a period following notice and the payment of a termination fee of $129 million.

The Merger Agreement contains certain termination rights for the Company and Parent, including, among others, the right of (1) the Company to terminate the Merger Agreement in order to enter into a definitive agreement for an acquisition proposal that constitutes a Superior Proposal and (2) Parent to terminate the Merger Agreement as a result of the Board changing its recommendation with respect to the Merger Agreement.  The Merger Agreement also provides that under specified circumstances, including those described above, the Company will be required to pay Parent a termination fee of $129 million.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and the terms of which are incorporated herein by reference.

The representations and warranties of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by certain documents filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company prior to the date of the Merger Agreement, (c) have been qualified by confidential disclosures made to Parent and Merger Sub in connection with the Merger Agreement, (d) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (e) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (f) have been included in the Merger Agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its subsidiaries or business. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or business. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting Agreements

On April 24, 2017, concurrently with the execution of the Merger Agreement, Parent entered into voting agreements (the “Voting Agreements”) with each of (i) Dr. John N. Kapoor and certain affiliates of Dr. Kapoor that are shareholders of the Company, (ii) Rajat Rai and an affiliate of Mr. Rai that is a shareholder of the Company, (iii) Joseph Bonaccorsi and (iv) Dr. Bruce Kutinsky (collectively, the “Shareholders”), who, collectively and in the aggregate, hold voting power over approximately 25% of the outstanding Shares of the Company (the “Subject Shares”), pursuant to which, among other things, each Shareholder agreed to vote all of its Subject Shares in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement and against any takeover proposal from a third party during the term of the Merger Agreement.  Each Shareholder also agreed to not transfer any Subject Shares to any person, except to an affiliate who enters into a voting agreement with Parent.

The Voting Agreements will terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

The foregoing description of the Voting Agreements and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to each Voting Agreement, copies of which are filed as Exhibits 2.2, 2.3, 2.4 and 2.5 hereto and the terms of which are incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

            See Item 8.01 of this Current Report on Form 8-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 24, 2017, the Board approved an amendment (the “Amendment”) to the By-Laws of the Company (the “By-Laws”), which became effective immediately.  The Amendment added a new Article IX to the By-Laws which provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving the Company will be the Circuit Court of Cook County, Chancery Division, State of Illinois (or, if the Circuit Court of Cook County, Chancery Division, State of Illinois does not have jurisdiction, any state court located within the State of Illinois, or, if and only if all such state courts lack jurisdiction, the federal district court for the Northern District of Illinois).

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the text of the Amendment, a copy of which is filed as Exhibit 3.1 hereto and the terms of which are incorporated herein by reference.

Item 8.01.	Other Events.

Attached as Exhibit 99.1 hereto, and incorporated herein by reference, is a copy of the Company’s press release dated April 24, 2017, announcing the execution of the Merger Agreement.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Akorn, Inc. (“Akorn”) by Fresenius Kabi AG (“Fresenius Kabi”). In connection with the proposed acquisition, Akorn intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including Akorn’s proxy statement in preliminary and definitive form. Shareholders of Akorn are urged to read all relevant documents filed with the SEC, including Akorn’s proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Akorn at http://investors.akorn.com/phoenix.zhtml?c=78132&p=irol-sec or by directing a request to Stephanie Carrington, Senior Vice President, ICR at 847-279-6162 or Stephanie.Carrington@icrinc.com.

Participants in the Solicitation

Akorn and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from shareholders of Akorn in favor of the proposed transaction.  Information about Akorn’s directors and executive officers is set forth in Akorn’s Proxy Statement on Schedule 14A for its 2017 Annual Meeting of Shareholders, which was filed with the SEC on March 20, 2017, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 1, 2017. These documents may be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants which may, in some cases, be different than those of Akorn’s shareholders generally, will also be included in Akorn’s proxy statement relating to the proposed transaction, when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. A number of important factors could cause actual results of Akorn and its subsidiaries to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, (i) the risk that the proposed merger with Fresenius Kabi may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approval of the proposed merger with Fresenius Kabi by Akorn’s shareholders; (iii) the possibility that competing offers or acquisition proposals for Akorn will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement dated April 24, 2017, among Akorn, Fresenius Kabi, Quercus Acquisition, Inc. and, solely for purposes of Article VIII thereof, Fresenius SE & Co. KGaA (the “Merger Agreement”), including in circumstances which would require Akorn to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on Akorn’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (vii) risks related to diverting management’s attention from Akorn’s ongoing business operations; (viii) the risk that shareholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability and (ix) the risk factors detailed in Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (as filed with the Securities and Exchange Commission on March 1, 2017) and other risk factors identified herein or from time to time in our periodic filings with the Securities and Exchange Commission. Readers should carefully review these risk factors, and should not place undue reliance on our forward-looking statements.  These forward-looking statements are based on information, plans and estimates at the date of this report. We undertake no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION

2.1	Agreement and Plan of Merger dated as of April 24, 2017, among Akorn, Inc., Fresenius Kabi AG, Quercus Acquisition, Inc. and, solely for purposes of Article VIII thereof, Fresenius SE & Co. KGaA.

2.2	Voting Agreement dated as of April 24, 2017, among Fresenius Kabi AG, Dr. John N. Kapoor and certain affiliates of Dr. Kapoor that are shareholders of Akorn, Inc.

2.3	Voting Agreement dated as of April 24, 2017, among Fresenius Kabi AG, Rajat Rai and an affiliate of Mr. Rai that is a shareholder of Akorn, Inc.

2.4	Voting Agreement dated as of April 24, 2017, between Fresenius Kabi AG and Joseph Bonaccorsi.

2.5	Voting Agreement dated as of April 24, 2017, between Fresenius Kabi AG and Dr. Bruce Kutinsky.

3.1	Amendment to the By-Laws of Akorn, Inc.

99.1	Press Release dated April 24, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKORN, INC.

Date: April 24, 2017	By:	/s/ Duane A. Portwood
Name: Duane A. Portwood
Title: Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

2.1	Agreement and Plan of Merger dated as of April 24, 2017, among Akorn, Inc., Fresenius Kabi AG, Quercus Acquisition, Inc. and, solely for purposes of Article VIII thereof, Fresenius SE & Co. KGaA.

2.2	Voting Agreement dated as of April 24, 2017, among Fresenius Kabi AG, Dr. John N. Kapoor and certain affiliates of Dr. Kapoor that are shareholders of Akorn, Inc.

2.3	Voting Agreement dated as of April 24, 2017, among Fresenius Kabi AG, Rajat Rai and an affiliate of Mr. Rai that is a shareholder of Akorn, Inc.

2.4	Voting Agreement dated as of April 24, 2017, between Fresenius Kabi AG and Joseph Bonaccorsi.

2.5	Voting Agreement dated as of April 24, 2017, between Fresenius Kabi AG and Dr. Bruce Kutinsky.

3.1	Amendment to the By-Laws of Akorn, Inc.

99.1	Press Release dated April 24, 2017.